EXHIBIT 15
The Board of Directors
DUKE REALTY INVESTMENTS, INC.:


With respect to the accompanying registration statement, we acknowledge our awareness of the use therein of our reports dated May 5, 1997 and July 31, 1997 and October 27, 1997 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of
Section 7 and 11 of the Act.




KPMG Peat Marwick LLP
Indianapolis, Indiana
December 17, 1997